For Immediate Release

Contact: Andy McGowan
404-828-4663
amcgowan@ups.com

UPS BOARD APPOINTS DAVID ABNEY CEO;
SCOTT DAVIS REMAINS CHAIRMAN UPON RETIREMENT

Long-Term Strategy and Leadership Continuity Cited

ATLANTA, June 6, 2014 - The UPS (NYSE:UPS) Board of Directors today announced that it has named David Abney, currently the company’s Chief Operating Officer, as its new Chief Executive Officer and appointed him to the Board of Directors. Scott Davis, 62, who has served as the company’s Chairman of the Board and CEO since 2008, will retire from UPS and will assume the role of non-executive Chairman. Both moves are effective September 1, 2014.
Abney, 58, becomes the 11th chief executive officer in the 107-year history of the company. He began his UPS career in 1974 as a part-time package loader. Over the course of his 40-year career, he held various operational positions leading to his current position. As chief operating officer, Abney had responsibility for UPS logistics, sustainability, and engineering, leading the company’s significant investment in alternative fuel fleets, and implementing programs to expand the company’s total freight volume. In that role, he directed the UPS transportation network serving more than 200 countries and territories.
“The UPS Board of Directors congratulates David in this new role,” said Duane Ackerman, a member of the UPS Board of Directors and chairman of the Nominating and Corporate Governance committee. “UPS has exceptional depth of management and has historically elevated senior internal leaders to the CEO role. After thorough consideration of candidates, the Board believes David embodies the experience, vision and leadership skills necessary to lead UPS.”
“David possesses tremendous depth of understanding of the rapidly evolving transportation and logistics markets,” said Davis. “His capability to anticipate global trends, identify risks and guide the company and our clients to capitalize on opportunities has proven invaluable. We have navigated through challenging economic recovery periods during my tenure as CEO.
“I have appreciated his dedication to UPS and support to me and I am confident that David will provide the decisive leadership needed to move UPS to greater accomplishments in the future.”
-more-

2-2-2
“I am deeply honored to be selected by the Board to serve as CEO,” said Abney. “The company has provided me tremendous opportunity, amazing career experiences and rewarding professional development. I believe it is my duty to create an environment where talented UPS people can excel by helping our customers to accomplish their goals. Ultimately, I believe that is how, together, we will build on the UPS legacy of success.”
Prior to becoming chief operating officer, Abney served as president of UPS International where he led the expansion of the company’s global logistics capabilities. In that role, Abney oversaw several global acquisitions to expand service capacity and local market presence. His international experience includes leading the logistics and freight divisions in Canada and Latin America as well as heading global freight forwarding and customs brokerage. His other significant assignments over the course of his long-tenured career include serving as president of SonicAir, a same-day delivery service that signaled UPS's move into the service parts logistics sector, and leading the team that completed one of the company’s largest acquisitions - the Fritz Companies.
A native of Greenwood, Miss., Abney earned his bachelor's degree in business administration from Delta State University. He serves on the Board of Directors of the Delta State University Alumni Foundation. He is also a Trustee of The UPS Foundation, UPS's charitable arm, as well as a member of the Board of Directors of Johnson Controls, Inc., Airlines for America, and the Coalition of Service Industries, which represents service businesses and seeks to lower barriers to world trade. He is also chairman of the World Affairs Council of Atlanta.
"As the Chairman and CEO for the past nearly seven years, Scott Davis has skillfully guided UPS through one of the most turbulent global economic periods in history while executing growth strategies in emerging markets and specialized business segments," said Ackerman. “We congratulate Scott and look forward to his continued leadership and insights as Chairman of the Board of Directors.”
Davis, a 29-year veteran of the company, joined UPS in 1986 when UPS acquired the technology company II Morrow, where he was CEO. The Oregon native served in positions of increasing responsibility in finance and accounting before assuming the role of CFO and joining the UPS Management Committee in 2001. In 2006, he was named vice chairman and was elected to the UPS Board of Directors that same year. He became CEO and Chairman of the Board on January 1, 2008.
-more-

3-3-3
Under Davis’ leadership, UPS has made significant improvements in its logistics network as the company has expanded its reach and capabilities through Europe, Asia, and the Americas. Davis has presided over rapid growth in international operations and supply chain and freight. He also oversaw strategic initiatives to expand the company’s U.S. and European air hubs, the opening of the Intra-Asian air hub in Shenzhen, and transformation of the company’s U.S. small package organization, the largest operating unit of the company. Further, under Davis the company has implemented a policy of returning significant value to shareholders through a generous dividend policy and share repurchase program. In addition to his long-standing service to UPS, Davis has contributed his time and expertise to policy-making organizations, most notably serving on the President’s Export Council and previously as chairman of the Federal Reserve Bank of Atlanta.

About UPS
UPS (NYSE:UPS) is a global leader in logistics, offering a broad range of solutions for the transportation of packages and freight, including innovative delivery options for the global consumer market; the facilitation of international trade, and the deployment of advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the Web at UPS.com and its corporate blog can be found at blog.ups.com. To get UPS news direct, visit pressroom.ups.com/RSS.

Editors note: please visit www.pressroom.ups.com for bios and photos.

# # #